Exhibit 99.3

Wednesday May 22, 8:00 am Eastern Time

Press Release

SOURCE: Universal Communication Systems, Inc.

Universal Communication Systems, Inc. Announces Results of Annual
Shareholders' Meeting

88 Percent Re-Elect Existing Board, Approve Auditors and Over 84
Percent Vote in Favor of Articles of Incorporation Amendment Proposals

MIAMI--(BUSINESS WIRE)--May 22, 2002-- Universal Communication Systems Inc. (OTCBB:UCSI - News), Chairman Michael J. Zwebner announced today the results of the annual shareholder meeting held yesterday at the Company's corporate headquarters in Miami Beach, Florida. At the meeting, stockholders approved the re-election of the existing Board of Directors, approved the re-appointment of Reuben E. Price, P.A. to serve as the Company's independent auditors for the current fiscal year's financial statements, and approved the amendments to the Company's Articles of Incorporation.

Represented at the meeting, either by proxy or in person, were 227,395,345 shares of the Common Stock of the company. This constituted 91.1% of the 249,802,915 shares of Common Stock outstanding on the date of record, April 8, 2002.

Noting the high percentage of approval by the shareholders on the proposals, Mr. Zwebner commented: "The shareholders have confirmed their confidence in the current management and with the Directors' decisions and plans in revitalizing the Company in an effort to build long term value. I am pleased with the confidence and positive votes we have received from our shareholders."

At the meeting, the Company reported continuing progress in reducing debts, cutting administrative costs and negotiating settlements on various contract disputes.

About Universal Communication Systems, Inc.
Universal Communication Systems, Inc. and its subsidiaries have been engaged in activities related to advanced wireless communications, including the acquisition of radio-frequency spectrum internationally. The Company also owns a U.S. patent on a Distributed Wireless Call Processing System technology. The Company recently announced the finalization of its acquisition of Hard Disc Cafe, Inc. Hard Disc Cafe is in the business of themed Internet Cafes, targeting densely populated urban areas and tourist sites with a unique high tech space themed image. For additional information please visit the Company's web site at http://www.harddisccafe.com. Interested parties are advised to click on the "Brochures" icon, and download a copy of the company's current brochure. (some sections of the site may still be under construction).

Safe Harbor Statement
Statements in this press release that are not historical including statements regarding Universal Communication Systems, Inc. or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. It is important to note that the Company's actual results could differ materially from those in any forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Factors that could cause actual results to differ materially from forward looking statements are listed from time to time in the Company's SEC reports, including but not limited to, the annual report on form 10-KSB for the year ended September 30, 2001 and the quarterly report on forms 10-QSB for the periods ending December 31, 2001 and March 31, 2002. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact:

     Universal Communication Systems, Inc., Miami
     Michael J. Zwebner, 305/672-6344